Exhibit 15.01

LETTER IN LIEU OF CONSENT OF DELOITTE & TOUCHE LLP

August 15, 2024

The Board of Directors and Stockholders of Flex Ltd.

2 Changi South Lane

Singapore 486123

We are aware that our report dated July 26, 2024 on our review of interim financial information of Flex Ltd. and its subsidiaries appearing in Flex Ltd.’s Quarterly Report on Form 10-Q for the quarter ended June 28, 2024 is incorporated by reference in this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

San Jose, California